EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-32574, 333-55450, 333-82168, 333-103493, 333-113275, 333-123211, 333-82166, 333-132256, 333-145196, 333-120888 333-123782 and 333-152893) pertaining to the 1997 Stock Plan, the 1999 Employee Stock Purchase Plan, the 2001 Nonstatutory Stock Option Plan and the 2007 Stock Incentive Plan of Symyx Technologies, Inc., the IntelliChem, Inc. 2003 Stock Option Plan and the Synthematix, Inc. 2000 Equity Compensation Plan, as amended, of our reports dated March 12, 2009, with respect to the consolidated financial statements of Symyx Technologies, Inc., and the effectiveness of internal control over financial reporting of Symyx Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

San Jose, California
March 12, 2009